Exhibit j






                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 34 to the registration statement on Form N-1A (the "Registration Statement") of CitiFunds Trust I of our report dated December 14, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Report of CitiSelect Folio 200, CitiSelect Folio 300, CitiSelect Folio 400 and CitiSelect Folio 500, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the headings "Auditors" and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Boston, Massachusetts
March 2, 1999